Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 25, 2022—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2022.

(in thousands, except share and per share data)

Net income for the three months ended March 31, 2022 was $2,036, or $0.36 per share-basic and diluted, an increase of $139, or 7.33% from net income of $1,897, or $0.34 per share-basic and diluted for the same quarter in 2021.

First Quarter Highlights

•

Total revenues, or interest and non-interest income, for the three months ended March 31, 2022 totaled $11,587, a decrease of $724 or (5.88%), compared to the same quarter in 2021. The decrease in total revenue is attributed to a decrease of $880, or (60.98%) in other noninterest income.

•

Loans held for investment (“LHFI”) increased $11,347, or 1.98%, to $583,194 at March 31, 2022, compared to $571,847 at December 31, 2021. Excluding PPP loans with a total balance of $2,047 at March 31, 2022 and $5,789 at December 31, 2021, total loans increased $15,089, or 2.67%, compared to $566,058 at December 31, 2021. The linked-quarter growth primarily reflects increases in construction and development, commercial real estate, and credit cards loans.

•

Securities available for sale decreased $31,069, or (4.92%), to $600,766 at March 31, 2022, compared to $631,835 at December 31, 2021. The decrease is primarily due to a decline in the fair value of the investment portfolio caused by higher interest rates. The impact of the related unrealized losses is recorded in other comprehensive income which resulted in a decline in equity quarter-over-quarter.

•

Total non-performing assets decreased $1,473, or (22.82%), to $4,982 at March 31, 2022, compared to $6,455 at December 31, 2021, and decreased $6,740, or (57.50%), compared to $11,722 at March 31, 2021.

•

Overall cost of funds decreased 12 basis points (“bps”) to 33 bps for the three months ended March 31, 2022 compared to 45 bps for the three months ended December 31, 2021 and decreased 21 bps compared to 54 bps for the three months ended March 31, 2021. The linked-quarter interest expense decreased $320, or (29.44%), to $767 from $1,087.

Net Interest Income

Net interest income for the three months ended March 31, 2022 was $8,287, a decrease of $478, or (5.45%), compared to $8,765 for the three months ended December 31, 2021, and an increase of $654, or 8.57%, compared to $7,633 for the three months ended March 31, 2021. The net interest margin (“NIM”) was 2.69% for the three months ended March 31, 2022 compared to 2.60% for the three months ended December 31, 2021 and 2.32% for the same period in 2021.

The linked-quarter decline in net interest income is primarily a result of the decline in loans that occurred in the fourth quarter of 2021 resulting in a decrease of interest on loans of $1,096, or (14.63%), compared to prior quarter. The decrease in interest on loans quarter-over-quarter was partially offset by an increase of $301, or 12.85%, in interest on investment securities coupled with deposit interest expense also decreasing $301, or (35.12%), from the prior quarter.

With the expectation of interest rates hikes throughout the rest of 2022, management believes the Company has positioned the balance sheet to benefit from a raising rate environment. Additionally, management does not expect a significant increase in cost of funds for the year due to the Company’s liquidity position coupled with excess liquidity in the banking sector as a whole.

Credit Quality

The provision for loan losses for the three months ended March 31, 2022 was $93. The provision was primarily driven by loan growth during the quarter coupled with qualitative factor adjustments due to inflationary risk concerns to both the local and national economy. The allowance for loan losses to LHFI was 0.82% and 0.75% at March 31, 2022 and 2021 respectively, and 0.79% at December 31, 2021 representing a level management considers commensurate with the present risk in the loan portfolio.

The Company’s non-performing assets decreased by $1,473, or (22.82%), to $4,982 at March 31, 2022 compared to $6,455 at December 31, 2021, and decreased $6,740, or (57.50%), compared to $11,722 at March 31, 2021. The primary cause of the decrease from the prior quarter was the sale of one other real estate owned (OREO) property for $1,078.

Net recoveries for the quarter were $170. Net (recoveries)/charge-offs to average net loans were (0.03%) at March 31, 2022 compared to 0.01% at March 31, 2021.

Noninterest Income

Non-interest income decreased for the three months ended March 31, 2022, by $140, or (5.24%) compared to the three months ended December 31, 2021 and decreased by $699 or (21.63%) compared to the same period in 2021.

The decrease in non-interest income was primarily due to the following factors:

•

Decrease in mortgage loan origination income due to an increase in mortgage rates. Mortgage loan origination income decreased $191, or (48.35%), for the three months ended March 31, 2022, compared to the same quarter in 2021.

•	The Company did not sell any investments securities for the three months ended March 31, 2022, compared to $526 in gains from the sale of investment securities for the same quarter in 2021.

•	Decrease in gains on sale of other real estate owned properties of $258, or (79.88%), for the three months ended March 31, 2022, compared to the same quarter in 2021.

Noninterest Expense

Non-interest expense decreased for the three months ended March 31, 2022 by $856, or (9.35%), compared to the three months ended December 31, 2021 and decreased by $167, or (1.97%), compared to the same period in 2021.

The decrease in non-interest expense is mainly attributable to a decrease in salaries and employee benefits due to turnover and retirements. Additionally, the linked-quarter decrease in other noninterest expense was mainly attributable to a one-time write-down of OREO property in the fourth quarter of 2021.

Dividends

The Company paid aggregate cash dividends in the amount of $1,343, or $0.24 per share, during the three-month period ended March 31, 2022 compared to $1,341, or $0.24 per share, for the same period in 2021.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties in East Central, North, and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its affiliate, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
INTEREST INCOME
Loans, including fees	$6,397	$7,493	$8,131
Investment securities	2,644	2,343	933
Other interest	13	16	15

	9,054	9,852	9,079
INTEREST EXPENSE
Deposits	556	857	1,266
Other borrowed funds	211	230	180

	767	1,087	1,446
NET INTEREST INCOME	8,287	8,765	7,633
PROVISION FOR LOAN LOSSES	93	122	87

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	8,194	8,643	7,546
NONINTEREST INCOME
Service charges on deposit accounts	945	965	814
Other service charges and fees	1,025	1,080	975
Other noninterest income	563	628	1,443

	2,533	2,673	3,232
NONINTEREST EXPENSE
Salaries and employee benefits	4,439	4,591	4,568
Occupancy expense	1,775	1,787	1,817
Other noninterest expense	2,087	2,779	2,083

	8,301	9,157	8,468
NET INCOME BEFORE TAXES	2,426	2,159	2,310
INCOME TAX EXPENSE	390	349	413

NET INCOME	$2,036	$1,810	$1,897

Earnings per share—basic	$0.36	$0.32	$0.34

Earnings per share—diluted	$0.36	$0.32	$0.34

Dividends paid	$0.24	$0.24	$0.24

Average shares outstanding—basic	5,587,070	5,587,070	5,578,820
Average shares outstanding—diluted	5,587,070	5,587,070	5,579,814

	For the Period Ended,
	March 31,	December 31,	March 31,
	2022	2021	2021
Period End Balance Sheet Data:
Total assets	$1,348,692	$1,361,335	$1,548,347
Total earning assets	1,245,299	1,273,562	1,440,234
Loans, net of unearned income	583,194	571,847	639,174
Allowance for loan losses	4,776	4,513	4,772
Securities available for sale, at fair value	600,766	631,835	774,249
Total deposits	1,149,580	1,111,892	1,229,621
Securities sold under agreement to repurchase	105,795	112,760	197,709
Short-term borrowings	—	—	—
Long-term debt	18,000	18,000	—
Shareholders’ equity	62,950	105,900	106,480
Book value per share	11.27	18.95	19.09
Period End Average Balance Sheet Data:
Total assets	1,352,709	1,412,082	1,490,670
Total earning assets	1,255,510	1,312,668	1,382,055
Loans, net of unearned income	578,974	629,186	653,154
Securities available for sale, at fair value	642,213	637,210	675,969
Total deposits	1,127,727	1,141,726	1,145,985
Securities sold under agreement to repurchase	90,510	129,207	205,292
Short-term borrowings	8,711	6,075	7,556
Long-term debt	18,000	9,692	—
Shareholders’ equity	95,462	111,189	117,612
Period End Non-performing Assets:
Non-accrual loans	3,545	3,826	6,789
Loans 90+ days past due and accruing	16	154	49
Other real estate owned	1,421	2,475	4,884
	As of
	March 31,	December 31,	March 31,
	2022	2021	2021
Year to Date Credit Performance Ratios:
Non-performing assets to loans	0.85%	1.13%	1.83%
Allowance for loan losses to loans	0.82%	0.79%	0.75%
Allowance for loan losses to non-performing loans	134.12%	113.39%	69.79%
Net (recoveries)/charge-offs to average net loans	(0.03%)	0.26%	0.01%
Year to Date Performance Ratios:
Return on average assets(1)	0.60%	0.53%	0.51%
Return on average equity(1)	8.53%	6.74%	6.45%
Year to Date Net Interest
Margin (tax equivalent)(1)	2.69%	2.60%	2.32%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank